EXHIBIT 2.1







           -----------------------------------------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                               PRO SQUARED, INC.,


                                ITS STOCKHOLDERS


                                       AND


                      GLOBAL BOULEVARD INTERNATIONAL, INC.


           -----------------------------------------------------------

TABLE OF CONTENTS

                                                           Page


ARTICLE I - AGREEMENT

   1.1     Plan of Reorganization                            5
   1.2     Exchange of Stock                                 5
   1.3     Delivery of Shares                                6
   1.4     Capital Structure of Pro Squared, Inc.            6
   1.5     Present Capital Structure of GBBV                 6
   1.6     Capital Structure of GBBV at the Closing          6
   1.7     No Changes in Capitalization                      7
   1.8     Capital Structure of GBBV After the Closing       7

ARTICLE II - CLOSING; EFFECTIVE DATE                         8

   2.1     Closing                                           8
   2.2     Closing Documents                                 8
   2.3      Miscellaneous Closing Covenants                  8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF GBBV         9

   3.1     Organization and Qualification; Subsidiaries      9
   3.2     Articles of Incorporation and Bylaws              9
   3.3     Authority Relative to This Agreement             10
   3.4     No Conflict; Required Filings and Consents       10
   3.5     Compliance; Permits                              10
   3.6     Financial Statements                             11
   3.7     Commission Filings                               11
   3.8     OTCBB.                                           11
   3.9     State Takeover Statutes                          11
   3.10    Absence of Certain Changes or Events             12
   3.11    Absence of Litigation                            12
   3.12    Employee Benefit Plans                           12
   3.13    Title to Property                                12
   3.14    Directors and Officers                           12
   3.15    Corporate Record Books                           12
   3.16    Lack of Disputes                                 12
   3.17    Board Approval                                   13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PRO AND THE STOCKHOLDERS

   4.1     Organization and Qualification                    13
   4.2      Articles of Incorporation and Bylaws             13
   4.3      Authority Relative to This Agreement             13
   4.4      No Conflict; Required Filings and Consents       14
   4.5      Compliance; Permits                              14
   4.6      Financial Statements                             14
   4.7      No Undisclosed Liabilities                       14
   4.8      Absence of Litigation                            15
   4.9      Labor Matters                                    15
   4.10    Restrictions on Business Activities               15
   4.11    Title to Property                                 15
   4.12    Environmental Matters                          15
   4.13    Intangible Assets                              16
   4.14    Directors and Officers                         16
   4.15    Corporate Record Books                         16
   4.16    Lack of Disputes                               16
   4.17    Board Approval                                 16
   4.18    Vote Required                                  16
   4.19    Disclosures                                    16
   4.20    Confidentiality and Non Disclosure             16
   4.21    Access to Information                          16

ARTICLE V - TERMINATION, AMENDMENT AND WAIVERS

   5.1     Termination                                    17
   5.2     Notice of Termination; Effect of Termination   17
   5.3     Fees and Expenses                              17
   5.4     Amendment                                      17
   5.5     Waiver                                         17

ARTICLE VI - LEAK-OUT AGREEMENTS; PUBLIC DISCLOSURE

   6.1     Public Disclosure                              18

ARTICLE VII - GENERAL PROVISIONS

   7.1     Non-Survival.                                  18
   7.2     Notices                                        18
   7.3     Further Assurances                             18
   7.4     Interpretation                                 18

   7.5     Counterparts                                   19
   7.6     Entire Agreement; Third Party Beneficiaries    19
   7.7     Severability                                   19
   7.8     Other Remedies; Specific Performance           19
   7.9     Governing Law                                  19

Signatures                                                20
Schedules A-D:                                            22

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization is entered into on this 26th day of March, 2003 ("Agreement"), by and among Pro Squared, Inc., a Texas corporation ("PRO"), the undersigned stockholders of PRO as set forth on Schedule A attached hereto, (the "Stockholders") and Global Boulevard International, Inc., a Nevada corporation ("GBBV").

                                    RECITALS

     WHEREAS, the Stockholders own beneficially and of record 99.5% of the issued and outstanding shares of common stock, par value $.001 per share (the "PRO Common Stock"), of PRO; and

     WHEREAS, GBBV desires to acquire 99.5% of the issued and outstanding PRO Common Stock, making PRO a subsidiary of GBBV and the Stockholders desire to make a tax-free exchange of their PRO Common Stock for an aggregate of 49,720,500 shares of GBBV common stock, par value $.001 per share, (the "GBBV Common Stock"); and

     WHEREAS, the parties intend, by entering into this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                    AGREEMENT

     1.1 Plan of Reorganization. PRO, the Stockholders and GBBV agree that 99.5% of the issued and outstanding Common Stock of PRO shall be acquired by GBBV in a transaction qualifying as a tax-free stock-for-stock exchange pursuant to Section 368(a)(1)(B) of the Code in exchange solely for shares of GBBV Common Stock.

     1.2 Exchange of Stock. As of the date hereof, PRO has 59,044,266 shares of Common Stock issued and outstanding. At the Closing (as hereinafter defined), 58,754,266 shares of PRO will be exchanged for 49,720,500 shares of GBBV Common Stock, an exchange of 1 share of GBBV Common Stock for every 1.1816909 shares of PRO Common Stock currently owned. A list of the holders of PRO Common Stock, how many shares they own, and the shares of GBBV Common Stock each is to receive shall be attached hereto as Schedule A. Pursuant to the terms of this Agreement, the shares of GGBV Common Stock issued herein shall subsequently be reverse split at a 1:2.5 basis so that the aggregate number of shares issued to the GBBV Shareholders of 49,720,500 shall be reduced to 19,888,200 shares of GBBV Common Stock.

     The Stockholders represent and warrant to GBBV that the shares of GBBV Common Stock that each will receive are being acquired for investment for each Stockholder's own account and not with a view to sale, resale or distribution except in compliance with applicable federal and state securities laws. The Stockholders understand that the shares of GBBV Common Stock they will acquire have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities law, that they are "restricted securities" as defined under the Securities Act and that the certificates representing such shares of GBBV Common Stock will bear a legend to such effect. The Stockholders have had access to a Private Placement Memorandum offered by GBBV and have had the opportunity to examine via the Internet on the Securities and Exchange Commission's ("SEC") Web Site, all reports, filings and other documents filed by GBBV with the SEC.

     1.3 Delivery of Shares. At the Closing, certificates or subscriptions of share ownership representing 95% of the issued and outstanding shares of PRO Common Stock shall be delivered to GBBV, duly endorsed for transfer or accompanied by appropriate stock powers duly executed. GBBV will receive valid title to such shares of PRO Common Stock, free and clear of all liens and other encumbrances. At the Closing, GBBV shall issue and deliver to the Stockholders shares of GBBV Common Stock as provided in the list delivered to GBBV pursuant to Section 1.2.

     1.4 Capital Structure of PRO. The authorized capital stock of PRO consists of 200,000,000 shares of PRO Common Stock, of which 59,044,266 shares are issued and outstanding as of March 1, 2003. No other class of stock is authorized. There are currently options outstanding to purchase (i) 500,000 shares of PRO Common Stock exercisable at $.125 if and when PRO does $5,000,000 in annual revenue and (ii) 500,000 shares exercisable at $.25 if and when PRO does $10,000,000 in annual revenue. Both sets of options are held by Mr. Ben Barnes and will be adjusted in accordance with the final exchange ratio and will be adjusted in accordance with the proposed reverse split so that such options will then provide the holder with the right to purchase shares of GBBV Common Stock in the adjusted amount and at the adjusted prices.

     1.5 Present Capital Structure of GBBV. The authorized capital stock of GBBV consists of 100,000,000 shares of GBBV Common Stock, of which 5,524,500 shares are issued and outstanding. All of the issued and outstanding GBBV Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued free of preemptive rights. Except as set forth as "Schedule B" to this Agreement, there are no outstanding options, warrants, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of GBBV Common Stock, or any obligation of GBBV to issue any shares of GBBV Common Stock.

     1.6 Capital Structure of GBBV at the Closing. Prior to the Closing, GBBV shall duly and validly adopt, in form and substance acceptable to PRO, corporate resolutions by unanimous written consent of the Board of Directors of GBBV to authorize and approve the actions listed in this Section 1.6 (a)-(f) and shall also file, with the Secretary of state of the State of Nevada, an amendment to the Company's Certificate of Incorporation, where necessary, to effectuate the following actions:

     (a) Approving an amendment to GBBV's Articles of Incorporation to change the corporate name to THE PROJECT GROUP, INC., or such other name as may be mutually agreed between GBBV and PRO. GBBV shall also comply with NASD requirements to allow the ticker symbol, "GBBV", to be changed to reflect the new corporate name.

     (b) Approving and authorizing the designation of a class of Preferred Stock consisting of 5,000,000 shares. The Board shall subsequently designate the terms of a set of Class A Preferred Stock as set forth in "Schedule C" attached hereto.

     (c) Approving and authorizing the execution, delivery and performance of this Agreement by GBBV, including the issuance of 49,720,500 shares of GBBV Common Stock to the Stockholders.

     (d) Approving and authorizing a reverse split of GBBV's shares of Common Stock on a 1: 2.5 basis. The 49,720,500 shares of GBBV to be issued to the Pro Stockholders is calculated on a presplit basis (19,888,200 post split).
              -----------------------------------------------------------------

     (e) Approving and authorizing the designation of an Employee/Consultant 2003 Stock Option Plan in the general form as attached hereto as Exhibit "D" and the registration of such plan on a Form S-8 registration statement.

     (f) At the closing of the proposed share exchange, James W. McCabe, Jr. shall resign as President, CEO, Chief Financial Officer, Director, and Corporate Secretary, and the following officers and directors shall be elected:

       Name:                       Title:

  Craig  Crawford                  President,  Chief  Executive  Officer and
                                   Director

  William  H.  Moebius             Chairman  and  Director

  John  Winchester                 Senior  Vice  President  and  Director

  Emmett  R.  McCoppin,  Sr.       Vice  President,  Chief  Technology  Officer

  Sean  Hanson                     Director,  Treasurer  and  Secretary


GBBV shall file a Schedule 14F1 with the Securities and Exchange Commission or any other required filing related to the change of control.

After shareholder approval from the majority of the shareholders, GBBV shall file with the SEC a Preliminary Information Statement and Definitive Information Statement, if required, to effectuate those items set forth in Section 1.6
(a)-(f)  of  this  Agreement.

    (g) As required under the Securities and Exchange Act of 1934, GBBV and PRO will disclose the acquisition and change of control in a Form 8-K filing to be filed with the SEC within fifteen days from the date of the acquisition.
Thereafter, within 60 days from the filing of the Form 8-K, GBBV will file a Form 8-K/A with the required audited financial statements of PRO and required Pro Forma financial statements.

     1.7 No Changes in Capitalization. Other than as described in this Agreement, prior to the Closing Date, GBBV will not (i) make any change in its Article of Incorporation or By-laws, issue any additional shares of GBBV Common Stock or any other security or grant any option, warrant or right to acquire any shares of GBBV Common Stock or any other security or alter or make any change in any of its outstanding securities or its capitalization, whether by reason of a reclassification, recapitalization, split, stock dividend, combination, exchange or otherwise, or (ii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of GBBV Common Stock or any other security or declare or pay any dividends or other distributions in respect of such shares or securities without the prior written consent of PRO.

     1.8 Capital Structure of GBBV After the Closing. After the Closing, including the actions described in this Agreement, the following shall represent, on a post1:2.5reverse split basis, all of the issued and outstanding
           ---------------------------------
securities  of  GBBV:

--     Current  Pro  Stockholders  who  now  own  an  aggregate  of  59,044,266
(pre-split) shares of PRO Common Stock will own 19,888,200 shares of GBBV on a post-split basis. The 19,888,200 shares of GBBV on a post split basis will equal 90% of the outstanding shares of GBBV.

--     Current  GBBV  Stockholders  who  now  own  an  aggregate  of  5,524,500
(pre-split) shares of GBBV Common Stock will own 2,209,800 shares of GBBV on a post-split basis. The 2,209,800 shares of GBBV on a post split basis will equal 10% of the outstanding shares of GBBV.

--     A shareholder of Pro Common Stock who elects to exchange their shares for shares of GBBV Common Stock will received 1 share of GBBV Common Stock for every 1.1816909 shares of PRO Common Stock currently owned.

                                   ARTICLE II
                            CLOSING; EFFECTIVE DATE;

     2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 5:00 P.M., Eastern Standard Time, on March 26, 2003 or at such other time and date as the parties shall agree in writing (the "Closing Date"), at the offices of PRO, or at such other place as the parties shall agree in writing.

     2.2 Closing Documents. (a) At the Closing, GBBV, PRO and the Stockholders shall deliver all certificates to be exchanged and/or subscriptions representing acceptance of the shares exchanged.

     (b) The effective date of the reorganization, for accounting purposes, shall be determined by the company's accountants so as to provide the maximum tax benefits.

     (c) All certificates, instruments, opinions and other documents to be executed or delivered by or on behalf of GBBV or under the provisions of this Agreement, and all other actions and proceedings to be taken by or on behalf of GBBV or in furtherance of the transaction contemplated hereby, shall be satisfactory in form and substance to PRO and the Stockholders.

     2.3  Miscellaneous  Closing  Covenants.

(1) The undersigned parties agree that post acquisition, (and subsequent to the 1:2.5 reverse split required under the terms of this Agreement), GBBV's board of directors will not vote, as directors or shareholders, in favor of another reverse split of the shares of GBBV common stock for a period of twelve months from the date hereof.

(2) Prior to the execution of this Agreement, GBBV will have had distributed a Private Placement Memorandum in which GBBV shall offer, pursuant to Regulation D, Rule 506 of the Securities Act of 1933, as amended, 49,720,500 shares of GBBV Common Stock to the shareholders of PRO in exchange for their outstanding shares of PRO Common Stock. All shares of GBBV exchanged for the shares of PRO shall be restricted and shall contain a restrictive legend as follows:

               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND THEREFORE MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

(3) At or prior to Closing, an outstanding loan to GBBV by Franklin Fisher, Jr., shall be cancelled by GBBV in exchange for the issuance of 30,000 shares of GBBV on a post split basis.

(4) At or Prior to Closing, a consultant to PRO, Timothy Connolly, shall have his consulting agreement bought out and accrued fees due to him in the form of a $98,000 Non-Interest Bearing Promissory Note ("Note"), effective December 31, 2002. Such Note requires that Mr. Connolly shall have the right to convert such
Note into 1,960,000 shares of GBBV Common Stock (on a post reverse split basis) to be registered on a Form S-8 and shall also be issued (b) three year warrants to purchase 500,000 shares of GBBV Common Stock (post reverse split) exercisable at $.25 per share; and (c) three year warrants to purchase 500,000 shares of GBBV Common Stock (post reverse split) exercisable at $.50 per share. Such 1,960,000 shares to be issued to Mr. Connolly upon conversion of such Note, shall not be included in the calculated 90% of GBBV to be owned by the PRO shareholders. Effective upon Closing, GBBV shall assume the liability of the Note and the obligation to honor and satisfy any conversion of the Note. Any time subsequent to the filing of a Certificate of Amendment of the Certificate of Incorporation and the Form 8-K, at the request of Mr. Connolly, GBBV shall file a Form S-8 to register the shares underlying Mr. Connolly's warrants.

Notwithstanding anything to the contrary in this Agreement, in no event shall Mr. Connolly be entitled to convert any portion of the Promissory Note to the extent that, after such conversion, that number of shares of Common Stock, which when added to the sum of the number of shares already beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934 (the "1934 ACT")), by Mr. Connolly, would exceed 9.99% of the number of shares of Common Stock outstanding on the Promissory Note conversion date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

(5) The Closing shall be subject to meeting all state and federal regulatory requirements for the acquisition.

(6) Other than as provided for in this Agreement, the undersigned parties agree that GBBV shall not file a registration statement on behalf of selling security holders for a period of 12 months from the date hereof, except where required by an investor in order to raise new money for GBBV at fair value which shall be defined as the then current average closing bid price of the Company's Common Stock as quoted on the OTC Bulletin Board for any consecutive 20 trading days.

(7) In consideration for the officers and directors who have converted an aggregate of $64,486.31 of accrued salaries owed to them into shares of PRO Common Stock, the officers and directors shall be granted an option of converting all of their PRO Common Stock into a designated class of Class A preferred shares that will offer voting rights identical to those rights of holders of common shares. Such option shall also be given to William Moebius who has converted a $15,000 note into shares of PRO Common Stock. The right of the foregoing individuals to convert all of their shares of PRO Common Stock, an aggregate of 36,289,766 shares, into shares of Class A preferred stock shall vest 2 business days after GBBV files a certificate of amendment with the State of Nevada to designate such class of preferred shares. Such Class A preferred stock will be convertible beginning TWO (2) years from the date of issuance and, if and when converted, shall be converted into shares of GBBV Common Stock based on the total number of shares of the GBBV Common Stock issued and outstanding on the conversion date such that the issuance of GBBV Common Stock to the holder shall represent, on a pro rata basis, 59.38% of GBBV's Common Stock then outstanding after such conversion has taken place. Such Class A preferred shares shall have voting rights equal to an aggregate of 59.38% of the total shares outstanding of GBBV Common Stock, on a pro rata basis.

(8) Pursuant to an engagement letter between PRO and Seth A. Farbman, P.C., Seth A. Farbman, P.C. is owed 100,000 shares of PRO Common Stock for legal services rendered. Pursuant to this Agreement, GBBV will issue Seth A. Farbman, P.C. 100,000 (post-split) restricted shares of GBBV Common Stock to be physically delivered to Seth A. Farbman, P.C. within three days after the effectiveness of the proposed reverse split.

(9) Excluding shares issued for a fair value formal acquisition or for fair value new capital paid into GBBV in cash by an investor, any issuance of shares, other than pursuant to (i) the Company Employee/Consultant Stock Option Plan as stated above and/or (ii) the conversion of what will be GBBV's Class A Preferred Stock, which shall, directly or indirectly, increase the number of total outstanding shares of GBBV by more than a cumulative total of 10% (ten percent) in the first 12 (twelve) months from the date hereof, shall cause an equalizing anti-dilution adjustment of the shares and warrants outlined above for the GBBV shareholders as of the date hereof.



                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                     OF GBBV

     GBBV represents and warrants to PRO and the Stockholders as set forth in this Article III:

     3.1 Organization and Qualification; Subsidiaries. GBBV was organized by the filing of Articles of Incorporation with the Secretary of State of the State of Nevada on April 16, 1998 (Date of Inception) under the name Registered Agents of Southern Nevada, Inc. The Company amended its Articles on March 25, 2000 changing its name to Global Boulevard International, Inc. GBBV is duly incorporated, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed to be conducted after the Closing. GBBV is
in   possession   of  all   franchises,   grants,  authorizations,  licenses,
permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. GBBV is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such
qualification  or  licensing  necessary.   Other  than  pursuant  to  this
Agreement, GBBV does not directly or indirectly own, or have the right or obligation to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

     3.2 Articles of Incorporation and Bylaws. GBBV has previously furnished directly or through electronic filings with the SEC to PRO and the Stockholders a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. GBBV is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.


     3.3 Authority Relative to This Agreement. GBBV has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GBBV and the consummation by GBBV of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GBBV and no other corporate proceedings on the part of GBBV are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GBBV and, assuming the due authorization, execution and delivery by PRO and the Stockholders, constitutes a legal and binding obligation of GBBV, enforceable against GBBV in accordance with its terms.

     3.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by GBBV do not, and the performance of this Agreement by GBBV shall not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of GBBV Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to GBBV or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair GBBV's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of GBBV pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GBBV is a party or by which GBBV or any of its properties is bound or affected.

     (b) The execution and delivery of this Agreement by GBBV does not, and the performance of this Agreement by GBBV shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), state securities laws, and the rules and regulations thereunder, and the rules and regulations of NASDAQ.

     3.5 Compliance; Permits. (a) GBBV is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to GBBV or by which any of its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GBBV is a party or by which GBBV or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of GBBV, threatened against GBBV, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b) GBBV holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of GBBV (collectively, the "GBBV Permits"). GBBV is in compliance in all respects with the terms of the GBBV Permits.

     3.6  Financial  Statements  GBBV  has:

     (a) Filed with the Securities and Exchange Commission financials statements that are, accurate and that are required by the Commission.

     (b) All the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. As of the date of any of such balance sheets, except to the extent reflected therein, GBBV did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of GBBV in accordance with GAAP. Such statements of operations and comprehensive income present fairly the results of operations of GBBV for the periods indicated. Such statements of changes in shareholders' equity and cash flows present fairly the information, which should be presented therein in accordance with GAAP.

     (c) The financial and other books and records of GBBV are complete and correct and have been maintained in accordance with good business and accounting practices, and the Financial Statements can be reconciled with such books and records.

     3.7 Commission Filings. Since such date GBBV was first required to make (or has voluntarily made) such filings, GBBV believes it has filed with the SEC all Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, proxy materials, registration statements and other reports and documents required to be filed by it pursuant to federal securities laws and has made all other filings with the SEC required to be made (collectively, the "GBBV Commission Filings"). GBBV has, to the best of its knowledge, satisfied all requirements to be a "small business issuer" as defined pursuant to the Exchange Act.

     3.8 OTCBB. GBBV and its market makers have complied with and are current with all applicable requirements for the GBBV Common Stock to be quoted on the OTC Bulletin Board ("OTCBB") under the symbol "GBBV". Neither GBBV nor any of its market makers have received any notice, nor to their knowledge is it threatened, that at any time the GBBV Common Stock may no longer be eligible to be quoted on the OTCBB.

     The restricted shares of GBBV Common Stock issuable to the Stockholders pursuant to this Agreement, when issued, will be duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights and will be eligible to be quoted on the OTCBB. There has been no stop order issued by any regulatory authority including, without limitation, the NASD, the SEC or any state regulatory authority relating to GBBV or the GBBV Common Stock and GBBV has not received any notice of any investigation or other proceeding that could result in any stop order.

     3.9 No Undisclosed Liabilities. GBBV does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in GBBV's balance sheet as the 10-QSB dated September 30, 2002 or (ii)
banking,  accounting,   legal  and  printing  fees   associated   with  the
transactions contemplated by this Agreement, which do not exceed $2,500.00 in the aggregate.

     3.10 Absence of Certain Changes or Events. Since September 30, 2002, GBBV has conducted no business and has incurred no liabilities. Since September 30, 2002 no material change has occurred in the financial condition, assets, liabilities or business of GBBV.

     3.11 Absence of Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of GBBV, threatened against GBBV or any properties or rights of GBBV or as to which GBBV has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     3.12 Employee Benefit Plans. GBBV is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement; (iii) collective bargaining agreement; or (iv) employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that covers any active or former employee, director or consultant of GBBV, or with respect to which GBBV has or may in the future have liability.

     3.13  Title  to  Property.  GBBV  owns  no  real  property.

     3.14 Directors and Officers. GBBV has delivered to PRO and the Stockholders or has made available via the Internet SEC filings, a complete list of the current Board of Directors and officers of GBBV.

     3.15 Corporate Record Books. The corporate record books of GBBV are in reasonable order, accurate, up to date, with all necessary signatures, and set forth all recent meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     3.16 Lack of Disputes. There is currently no dispute, pending or, to the knowledge of GBBV, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of GBBV.

     3.17 Board Approval. The Board of Directors of GBBV and the majority of the stockholders of GBBV by written consent have, as of the date of this Agreement,
(i) approved, this Agreement and the transactions contemplated hereby and (ii) determined that this Agreement is in the best interests of the stockholders of GBBV and is on terms that are fair to such stockholders.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                           OF PRO AND THE STOCKHOLDERS

     PRO and the Stockholders jointly and severally represent and warrant to GBBV as set forth in this Article IV:

     4.1 Organization and Qualification. PRO was duly incorporated on July 24, 2001 and validly existing and in good standing under the laws of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now
being   conducted.   PRO  is  in  possession  of  all   franchises,   grants,
authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

     4.2 Articles of Incorporation and Bylaws. PRO has previously furnished to GBBV or has made available to GBBV via the Internet SEC filings, a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. PRO, to the best of its knowledge, is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     4.3 Authority Relative to This Agreement. PRO has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by PRO and the consummation by PRO of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of PRO and no other corporate proceedings on the part of PRO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the holders of a minimum of 66-2/3% of the outstanding shares of PRO Common Stock). This Agreement has been duly and validly executed and delivered by PRO and the Stockholders and, assuming the due authorization, execution and delivery by GBBV, constitutes a legal and binding obligation of PRO and the Stockholders, enforceable against PRO and the Stockholders in accordance with its terms.

     4.4 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by PRO and the Stockholders do not, and the performance of this Agreement by PRO and the Stockholders shall not, (i) conflict with or violate PRO's Articles of Incorporation or Bylaws, (ii) subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of PRO Common Stock, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PRO or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair PRO's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PRO pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PRO is a party or by which PRO or any of its properties is bound or affected.

     (b) The execution and delivery of this Agreement by PRO and the Stockholders do not, and the performance of this Agreement by PRO and the Stockholders shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, or governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and the rules and regulations of NASDAQ.

     4.5 Compliance; Permits. (a) PRO is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to PRO or by which any of its properties is bound or affected, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PRO is a party or by which PRO or any of its properties is bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of PRO, threatened against PRO, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

     (b) PRO holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary or desirable to the operation of the business of PRO(collectively, the "PRO Permits"). PRO is in compliance in all respects with the terms of the PRO Permits.

     4.6 Financial Statements. (a) Within 45 days from the effective date of this agreement, PRO will deliver to GBBV a fully audited balance sheet of PRO and the related audited profit and loss statement as of December 31, 2002 (collectively, the "PRO Financial Statements").

     (b) The PRO Financial Statements will present fairly the value of the assets of PRO as of the effective date and the results of operations for the period indicated. The PRO Financial Statements will be prepared in accordance with GAAP consistently applied.

     (c) Except as otherwise disclosed, since the date of the PRO Financial Statements, there have been no material adverse changes in the financial condition, assets, liabilities or business of PRO, nor any increase paid, or agreed to, in the compensation, retirement benefits or other commitments to employees of PRO.

     4.7 No Undisclosed Liabilities. PRO does not have any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities provided for in the PRO Financial Statements, (ii) liabilities incurred in the ordinary course of business, or (iii) banking, accounting, legal and printing fees associated with the transactions contemplated by this Agreement.

     4.8 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of PRO, threatened against PRO or any properties or rights of PRO or as to which PRO has received any written notice or assertion, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     4.9 Labor Matters. There is no litigation pending or, to the knowledge of PRO, threatened, between PRO and any of its employees. As of the date of this Agreement, PRO is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PRO nor does PRO know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, PRO has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of PRO.

     4.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon PRO which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of PRO, any acquisition of property by PRO or the conduct of business by PRO as currently conducted.

     4.11 Title to Property. PRO has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances; and all leases pursuant to which PRO leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default).

     4.12 Intangible Assets. PRO has full rights to all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used by PRO at any time or necessary for use by PRO in its business as presently conducted. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. To the best of Pro's knowledge, the conduct of PRO's business or any other actions by PRO has not and does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights of any other party. PRO has not received any notice of any claim of infringement.

     4.13 Directors and Officers. PRO has delivered to GBBV or made available via Internet SEC filings, a complete list of the current Board of Directors and officers of GBBV.

     4.14 Corporate Record Books. The corporate record books of PRO are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     4.15 Lack of Disputes. There is currently no dispute, pending or, to the knowledge of PRO, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of PRO.

     4.16 Board Approval. The Board of Directors of PRO has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement is in the best interests of the stockholders of PRO and is on terms that are fair to such stockholders and
(iii) recommended that the stockholders of PRO subscribe to exchange their shares of Pro Common Stock for shares of GBBV Common Stock.

     4.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of PRO Common Stock is the only vote of the holders of any class or series of PRO 's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.18 Disclosures. None of the representations or warranties by PRO in this Agreement and no statement contained in any certificate or other writing furnished by PRO in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.19 Confidentiality and Non Disclosure. None of the parties hereto shall disclose to any third party any information obtained pursuant to this Agreement or relating to any other party which is not otherwise generally available to the public or not already within its knowledge, except as may be required by applicable law or as expressly agreed by the parties.

     4.20  Access  to  Information.   PRO  has  provided   GBBV  and  its
representatives (i) full access to all of its offices, properties, books, records, documents and personnel and furnished such information regarding PRO as they may have requested; and (ii) any and all relevant documents regarding securities filings, broker dealer due diligence packages and offering memorandums.

      4.21 Material Customers. List of entities with whom PRO has or had material consulting contracts with:

AIM  Advisors,  Inc.  (subsidiary  of  AIM  Financial,  Inc.)
Aspen Technology,  Inc.
Federated  Systems  Group,  Inc.       McKesson
Microsoft                              Tyson  Foods  America,  Inc.
University  of  Texas  Health  Science
  Center  at  Houston                  Varco, Inc.
Wal-Mart,  Inc.                        Waste  Management
Wyndham,  Inc.                         El  Paso  Corp.
OKONE,  Inc.                           ACXIOM,  Inc.
AMS,  Inc.                             Beverly  Enterprises,  Inc.
Christus  Health  Care,  Inc.          Stewart  Title,  Landata
Viewpointe  Archive  Services,  Inc.   OXY,  Inc.
EDS                                    DOW
TXI                                    Miami  Dade  County  Florida
Broward  County  Florida               Oklahoma  Department  of Health
Services
Texas  Instruments,  Inc.              Sprint
Solvay                                 Project  Assistants,  Inc.
Schlumberger                           Mary  Kay,  Inc.
InfoMAC,  Inc.                         Kellogg  Brown  and  Root,  Inc.
Halliburton,  Inc.                     Georgia  Tech  University
Clear  Channel  Communication          BMC

                                    ARTICLE V
                       TERMINATION, AMENDMENT AND WAIVERS

     5.1 Termination. This Agreement may be terminated at any time prior to Closing, whether before or after the requisite approvals of the stockholders of GBBV or PRO :

     (a) by mutual written consent duly authorized by the Boards of Directors of PRO and GBBV;

     (c) by PRO, upon a breach of any representation, warranty, covenant or agreement on the part of GBBV or by GBBV, upon a breach of any representation, warranty, covenant or agreement on the part of PRO or the Stockholders; however, if either of the undersigned parties withdraws, is in breach of this Agreement, or does not diligently pursue completion of the acquisition, such party shall be responsible to pay the other party a $100,000 break up fee ("Break Up Fee"). Should GBBV be required to pay the above stated Break Up Fee, GBBV shall either pay the $100,000 in cash payment or may satisfy its obligation by issuing Pro Squared an amount of newly issued GBBV Common Stock equal to 25% of GBBV's total outstanding shares, all at GBBV's discretion; or

     (e) by either PRO or GBBV if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, such that the consummation of the acquisition appears unlikely to be reasonably achieved within 90 days from the date hereof. In such instances, the break up fee as set forth above shall not apply.

     5.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 5.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of any such termination, this Agreement shall be of no further force or effect, except (i) as set forth in Section 4.19, this Section 5.2,
Section 5.3 and Article VII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     5.3 Fees and Expenses. Except as set forth in this Section 5.3, all fees and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

     5.4 Amendment. This Agreement may be amended only by an instrument in writing signed by all of the parties.

     5.5 Waiver. Any party may (i) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (ii) waive compliance with or fulfillment of any of the agreements or conditions for the benefit of such party contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. Any waiver must be in an instrument in writing signed by the waiving party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE VI
                     LEAK-OUT AGREEMENTS; PUBLIC DISCLOSURE

     6.1 Public Disclosure. PRO and GBBV will consult with each other and, to the extent practicable, agree before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or OTCBB.

                                   ARTICLE VII
                               GENERAL PROVISIONS

     7.1 Non-Survival. The representations and warranties of GBBV, PRO and the Stockholders contained in this Agreement shall terminate at the Closing and only the covenants and agreements that by their terms survive the Closing shall survive the Closing.

     7.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered or sent, with the copies indicated, if delivered personally, by registered or certified mail (postage pre-paid, return receipt requested), fax (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable national carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

                  (a)  If  to  GBBV:

               Global  Boulevard  International,  Inc.
               Attention:  James  McCabe,  Jr.
               2133  Imperial  Circle
               Naples,  Florida  34110

                  (b)  If  to  PRO  or  the  Stockholders:

               Pro  Squared,  Inc.
               Attention:  Craig  Crawford
               1770  St.  James  Place,
               Suite  115,
               Houston,  Texas  77056


     All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party, with the copies indicated as provided in this Section.

     7.3 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such additional action as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out and effect the intent and purposes of this Agreement.

     7.4 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.5 Counterparts and by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     7.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                               GLOBAL  BOULEVARD  INTERNATIONAL,  INC.

                               By:   /s/ James McCabe
                                     _______________________________________

                                   Name:  James  McCabe,  Jr.
                                   Title:   President

                               PRO  SQUARED,  INC.


                               By:      /s/ Craig Crawford
                                    ______________________________________

                                    Name:  Craig  Crawford
                                    Title:    President




SEE ADDITRIONAL SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION AMONG GBBV, PRO AND THE SHAREHOLDERS OF PRO

IN  WITNESS  WHEREOF,  the  parties  have  executed  this  agreement.

Pro Squared, Inc. SHAREHOLDERS:


SCHEDULE  A


Pro  Squared  Shareholders                    Number  of  Shares  Owned



SCHEDULE  B


Options  /  Warrants  outstanding  to  purchase  shares  of  GBBV:




NONE

SCHEDULE  C


Designation  of  Class  A  Preferred  Stock

                  CERTIFICATE  OF  DESIGNATION  AND  PREFERENCES  OF
                     CLASS  A  CONVERTIBLE  PREFERRED  STOCK  OF
                      GLOBAL  BOULEVARD  INTERNATIONAL,  INC.

It  is  hereby  certified  that:


     1. The name of the corporation (hereinafter called the "corporation") is Global Boulevard International, Inc.

     2. The certificate of incorporation of the corporation authorizes that issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share, and expressly vests in the Board of Directors of the corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or other denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

     3. The Board of Directors of the corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Class A Convertible issue of Preferred Stock:

     RESOLVED that pursuant to the authority expressly vested in the Board of Directors of the Company by the Company's Certificate of Incorporation, the Board of Directors hereby authorizes, out of the Company's 5,000,000 shares of authorized preferred stock, par value $.001 per share, the designation of up to 2,500,000 shares of Class A Convertible Preferred Stock ("Class A Preferred Stock"), $.001 par value, and hereby determines that the preferences, rights, powers, limitations, qualifications and restrictions be in the form as attached hereto as Exhibit A; and

     RESOLVED that a Certificate of Designation reflecting the designation of the Company's Class A Preferred Stock be filed with the Secretary of State of the State of Nevada; and

     4. FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Class A issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and oilier distinguishing characteristics thereof shall, upon the effective date of said class, be deemed to be included in and be a part of the certificate of incorporation of the corporation
..
                              _________________________
                              Name:  James  McCabe
                              Title:   President

CERTIFICATE  OF  DESIGNATIONS  OF
CLASS  A  CONVERTIBLE  PREFERRED  STOCK,
PAR  VALUE  $0.001  PER  SHARE


Pursuant  to  Section  78.1955  of  the  Nevada  Revised  Statutes


IT IS HEREBY CERTIFIED that:

       1. The name of the company (hereinafter called the "CORPORATION") is Global Boulevard International, Inc., a corporation organized and now existing under the Nevada Revised Statutes.

       2. The Articles of Incorporation of the Corporation (the "ARTICLES OF INCORPORATION") authorizes the issuance of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the "PREFERRED STOCK"), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares by resolution or resolutions and to establish the designation and number of shares to be issued.

       3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section
78.1955 of the Nevada Revised Statutes, has adopted the resolution set forth below to create a series of Preferred Stock. Pursuant to Section 78.1955, the approval of the Corporation's shareholders was not required.

       RESOLVED, THAT 2,500,000 shares of the Five Million (5,000,000) shares of Preferred Stock of the Corporation which are authorized shares as of the date of this certificate shall hereby be designated Class A Convertible Preferred Stock, par value $0.001 per share (the "CERTIFICATE"), and shall possess the rights and preferences set forth below:

1.        DIVIDENDS.

The holders of the Preferred stock shall be entitled, when and if declared by the board of directors of the corporation (the "BOARD OF DIRECTORS"), to cash dividends and distributions out of funds of the corporation legally available for that purpose (collectively, "DISTRIBUTIONS") PRO RATA and PARI PASSU with
the holders of the Corporation's  common stock, par value   $0.001   per  share
(the   "COMMON   STOCK")   such  that, the   Distributions   payable  on  each
issued  and outstanding   share of the Preferred Stock shall be equal to the
amount paid on each issued and outstanding share of the Common Stock, and all Distributions shall be declared, paid and set aside ratably on the foregoing basis among the holders of the Preferred Stock and the holders of the Common Stock in proportion to the issued and outstanding shares of the Preferred Stock and the Common Stock held by them; provided however that Distributions shall be issued to the Preferred Stock holders on an as if converted basis of the Preferred Stock to Common Stock.

2.       VOTING.

       (a) The holders of the Preferred Stock shall each be entitled to vote the number of votes AS IF CONVERTED INTO COMMON STOCK equal to 59.38% of the Common Stock into which such shares are to be converted pursuant to this
Section 4 of this Certificate. Except as expressly set forth in this Section 2 of this Certificate, any matter as to which the holders of Common Stock are entitled to vote shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Preferred Stock, voting as one class.

       (b) The affirmative vote of the holders of a majority of the issued and outstanding shares of the Preferred Stock voting as a separate class, shall be required to change the powers, preferences or special rights of the shares of the Preferred Stock in relation to the shares of the Common Stock.


3.       LIQUIDATION.

       (a) Upon the occurrence of a Liquidating Event (as defined below in Section 3(c) of this Certificate), whether voluntary or involuntary, the holders of the Preferred Stock and the Common Stock of all classes shall be entitled to receive, PRO RATA and PARI PASSU out of the assets of the Corporation available for distribution to its stockholders or from the net proceeds from a sale, lease, exchange or other disposition of the assets of the Corporation (in any such case, the "PROCEEDS"), as applicable, as follows: the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and the Common Stock such that, the Proceeds distributed on account of each issued and outstanding share of the Preferred Stock shall be equal to the amount distributed on account of each issued and outstanding share of the Common Stock in proportion to the issued and outstanding shares of the Preferred Stock and the Common Stock held by them.

       (b) VALUATION. If any asset distributed to holders of the Corporation's Common Stock upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors.

       (c) LIQUIDATING EVENT. Any of the following shall be considered a "LIQUIDATING EVENT" and shall entitle the holders of the Preferred Stock and the Common Stock to receive promptly, in cash, securities or other property, those amounts specified in Section 3(a) of this Certificate and valued as provided in
Section 3(b) of this Certificate:

              (i) any liquidation, dissolution or winding up of the Corporation; or

              (ii) any sale, lease, exchange or other disposition of all or substantially all the Corporation's assets.


       4. CONVERSION OF SHARES OF THE PREFERRED STOCK. Shares of the Preferred Stock shall convert into shares of the Common Stock on the basis set forth in, and subject to the limitations of, this Section 4 of this Certificate:

       (a)    CONVERSION RATIO.

           (i) Conversion Date. The Class A preferred shares shall not be converted at any time prior to the second anniversary of the date of issuance of such Class A preferred shares (the "Conversion Date").

              (ii) Subject to and in compliance with the provisions of this Section 4, each one (1) share of the Preferred Stock shall be converted into X NUMBER of fully paid and nonassessable shares of the Common Stock so that the aggregate number of Class A preferred shares shall, when converted, equal 59.38% of the total number of shares of GBBV Common Stock outstanding on the conversion date (the "PREFERRED CONVERSION RATIO"), on a pro rata basis.

              (iii) SUBDIVISION OR COMBINATION OF THE COMMON STOCK. If the Corporation at any time or from time to time shall declare or pay any dividend on the shares of the Common Stock payable in shares of the Common Stock or in any right to acquire shares of the Common Stock, or shall effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the shares of any class of the Common Stock (by stock split, reclassification or otherwise), or if the outstanding shares of the Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of the Common Stock, then the Preferred Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate, such that each share of the Preferred Stock is converted into those shares of the Common Stock that represent the economic equivalent of the shares of the Common Stock into which each share of the
Preferred Stock  was  convertible   immediately   prior  to  such  dividend,
subdivision, combination or reclassification.

5.   CONVERSION PROCEDURE.

In order for any holder of Class A Preferred Stock to convert the same into shares of Common Stock, such holder shall execute the Conversion Election on the reverse side of the certificate evidencing the Class A Preferred Stock being converted and delivering such certificate to the Corporation at its principal office, setting forth in the Conversion Election the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Conversion Election shall be deemed to be effective upon receipt by the Corporation. If the Conversion Election is received by the Corporation after 3:00 p.m. Eastern Time on any day, it shall be deemed to be received the next following business day. The Corporation shall, as soon as practicable, but not later than five business days after the date of receipt of the Conversion Election, issue and deliver to the location designated by such holder, the certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as a result of such conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion. The Corporation shall deliver to the converting holder:

                     (A) a certificate or certificates  representing  the number of shares of the Common Stock issuable by reason of such conversion consistent with Section 4 of this Certificate; and

                     (B) if a holder has  requested  conversion,  a  certificate representing any shares of the Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which have not converted.

The issuance of certificates for shares of the Common Stock upon conversion of shares of the Preferred Stock pursuant to the foregoing clause (ii) shall be made without charge to the holders of such shares of the Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such shares of the Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of the Common Stock. Upon
conversion  of each  share of the   Preferred  Stock,  the  Corporation  shall
take all such actions as are necessary in order to ensure that the shares of the Common Stock issuable with respect to such conversion shall be validly
issued,  fully paid and   nonassessable, free and clear of all taxes (other than
any taxes relating to  any  dividends  paid  with  respect  thereto),   liens,
charges  and encumbrances with respect to the issuance thereof.

        RESERVATION OF COMMON STOCK. The Corporation shall, at all times when shares of the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of shares of the Preferred Stock, such number of its duly authorized shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations and Preferences as the act and deed of the corporation referenced above.


                                    _____________________________
                                             Name: James McCabe
                                             Title: President

SCHEDULE  D  -  EMPLOYEE/CONSULTANT  2003  STOCK  OPTION  PLAN



              GLOBAL BOULEVARD INTERNATIONAL, INC. (THE "COMPANY")
                        2003 EMPLOYEE STOCK OPTION PLAN

                                   ARTICLE 1.

                        PURPOSE AND ADOPTION OF THE PLAN

1.1. PURPOSE. The purpose of the Global Boulevard International, Inc. 2003 Employee Stock Option Plan (hereinafter referred to as the "Plan") is to assist in attracting and retaining highly competent key employees, non-employee directors and consultants and to act as an incentive in motivating selected key employees, non-employee directors and consultants of the Company and its Subsidiaries (as defined below) to achieve long-term corporate objectives.

1.2. ADOPTION AND TERM. The Plan has been approved by the Board of Directors (hereinafter referred to as the "Board") of the Company and by the majority of its shareholders, to be effective as of March ____, 2003 (the "Effective Date"). The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Incentive Stock Option (as defined below) may be granted hereunder after the tenth anniversary of the Effective Date.

                                   ARTICLE II.

                                   DEFINITIONS

For the purposes of this Plan, capitalized terms shall have the following meanings:

         2.1. AWARD means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI.

         2.2. AWARD AGREEMENT means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

         2.3. AWARD PERIOD means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

         2.4. BENEFICIARY means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant's death.

         2.5. BOARD means the Board of Directors of the Company.

         2.6. CHANGE IN CONTROL means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

                  (a) The acquisition in one or more transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of shares or other securities (as defined in Section 3(a)(10) of the Exchange Act) representing 30% or more of either (i) the Outstanding Common Stock or (ii) the Company Voting Securities; provided, however, that a Change in Control as defined in this clause (a) shall not be deemed to occur in connection with any acquisition by the Company, an employee benefit plan of the Company or any Person who immediately prior to the Effective Date is a holder of Outstanding Common Stock or Company Voting Securities (a "Current Stockholder") so long as such acquisition does not result in any Person other than the Company, such employee benefit plan or such Current Stockholder beneficially owning shares or securities representing 30% or more of either the Outstanding Common Stock or Company Voting Securities; or

                  (b) Any election has occurred of persons as directors of the Company that replaces all of the board members that are members of the board of directors as of the Effective Date; or

                  (c) Approval by the stockholders of the Company of a reorganization, merger, consolidation or similar transaction (a "Reorganization Transaction"), in each case, unless, immediately following such Reorganization Transaction, more than 50% of, respectively, the outstanding shares of common stock (or similar equity security) of the corporation or other entity resulting from or surviving such Reorganization Transaction and the combined voting power of the securities of such corporation or other entity entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company Voting Securities immediately prior to such Reorganization Transaction in substantially the same proportions as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such Reorganization Transaction; or

                  (d) Approval by the stockholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company to a corporation or other entity, unless, with respect to such corporation or other entity, immediately following such sale or other disposition more than 50% of, respectively, the outstanding shares of common stock (or similar equity security) of such corporation or other entity and the combined voting power of the securities of such corporation or other entity entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company Voting Securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition.

         2.7 CODE means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

         2.8 COMMITTEE means the committee established in accordance with
Section 3.1.

         2.9. COMPANY means Global Boulevard International, Inc., a Nevada corporation, and its successors.

         2.10 COMMON STOCK means Common Stock of the Company, par value $0.001 per share.

         2.11. COMPANY VOTING SECURITIES means the combined voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company.

         2.12. DATE OF GRANT means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

         2.13. EFFECTIVE DATE shall have the meaning given to such term in
Section 1.2.

         2.14. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         2.15. FAIR MARKET VALUE means, as of any applicable date: (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on The Nasdaq National Market System ("NMS") or "BBX", the closing price, regular way, of the Common Stock on such exchange or NMS, as the case may be, on such date or if no sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale; or (ii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NMS, the closing bid price as reported by The Nasdaq SmallCap Market on such date, or if no such price shall have been reported for such date, on the next preceding date for which such price was so reported; or
(iii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NMS or The Nasdaq SmallCap Market (if applicable), the last reported bid price published in the "pink sheets" or displayed on the National Association of Securities Dealers, Inc. ("NASD") Electronic Bulletin Board, as the case may be; or (iv) if the Common Stock is not listed for trading on a national securities exchange, is not authorized for quotation on NMS or The Nasdaq SmallCap Market and is not published in the "pink sheets" or displayed on the NASD Electronic Bulletin Board, the fair market value of the Common Stock as determined in good faith by the Committee.

         2.16 INCENTIVE STOCK OPTION means a stock option within the meaning of
Section 422 of the Code.

         2.17. MERGER means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

         2.18. NON-EMPLOYEE DIRECTOR means a member of the Board who (i) is not currently an officer or otherwise employed by the Company or a parent or a subsidiary of the Company, (ii) does not receive compensation directly or indirectly from the Company or a parent or a subsidiary of the Company for services rendered as a consultant or in any capacity other than as a director, except for an amount for which disclosure would not be required pursuant to Item 404(a) of Regulation S-K, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

         2.19. NON-EMPLOYEE DIRECTOR OPTION means a stock option granted to a Non-Employee Director in accordance with Section 6.1 (a).

         2.20. NON-QUALIFIED STOCK OPTION means a stock option which is not an Incentive Stock Option.

         2.21. OPTIONS means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

         2.22. OUTSTANDING COMMON STOCK means, at any time, the issued and outstanding shares of Common Stock.

         2.23. PARTICIPANT means a person designated to receive an Award under the Plan in accordance with Section 5.1.

         2.24. PLAN means the 2003 Employee Stock Option Plan as described herein, as the same may be amended from time to time.

         2.25 PURCHASE PRICE, with respect to Options, shall have the meaning set forth in Section 6.1(b).

         2.26. RETIREMENT means early or normal retirement under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Participant participates.

         2.27. SUBSIDIARY means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

         2.28. TERMINATION OF EMPLOYMENT means the voluntary or involuntary termination of a Participant's employment with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant's employer or any similar transaction in which the Participant's employer ceases to be the Company or one of its Subsidiaries. Whether entering military or other government service shall constitute Termination of Employment, or whether a Termination of Employment shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion. In the case of a consultant who is not an employee of the Company or a Subsidiary, Termination of Employment shall mean voluntary or involuntary termination of the consulting relationship for any reason. In the case of a Non-Employee Director, Termination of Employment shall mean voluntary or involuntary termination, non-election, removal or other act which results in such Non-Employee Director no longer serving in such capacity.

                                  ARTICLE III.

                                 ADMINISTRATION

         3.1. COMMITTEE. The Plan shall be administered by a committee of the Board (the "Committee") comprised of at least one person. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, subject to compliance with applicable legal requirements, with respect to Participants who are not subject to Section 16(b) of the Exchange Act, delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. In addition, the Board may exercise any of the authority conferred upon the Committee hereunder. In the event of any such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee or the Board, as the case may be.

                                   ARTICLE IV.

                                     SHARES

         4.1. NUMBER OF SHARES ISSUABLE. The total number of shares initially authorized to be issued only upon exercise of Options issued under the Plan shall be 3,000,000 shares of Common Stock (on a post reverse-split basis of 1:2.5 intended to be effective in March 2003) of which Options to purchase up to 1,000,000 shares on a post reverse-split basis of 1:2.5 intended to be effective in March 2003)may be granted prior to March __, 2004. The number of shares available for issuance upon exercise of Options shall be subject to adjustment in accordance with Section 7.7. For the first twelve months from March __, 2003, issuances pursuant to this 2003 Employee Stock Option Plan shall be limited to Options which may be exercised with cash but not by using money presently owed by Company prior to March __, 2003.

                                   ARTICLE V.

                                  PARTICIPATION

         5.1. ELIGIBLE PARTICIPANTS. Participants in the Plan shall be such key employees, consultants, and non-employee directors of the Company and its Subsidiaries, whether or not members of the Board, as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive an Award under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the types and amounts of their respective Awards.

                                   ARTICLE VI.

                                  STOCK OPTIONS

         6.1. OPTION AWARDS.

                  (a) GRANT OF OPTIONS. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participants to purchase shares of Common Stock from the Company in such numbers, at such prices, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of any Option granted under the Plan shall be set forth in an Award Agreement. Except as provided in Sections 6.3(c), 6.3(e) or 6.5, Non-Employee Director Options may be immediately exercisable, in whole or in part, and shall remain exercisable until the first anniversary of the Date of Grant.

                  (b) PURCHASE PRICE OF OPTIONS. The Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; however, Options issued during the first twelve months from March ___, 2003 shall have a minimum exercise price
                                                          -------
of $0.25 (twenty five cents) per share.

                  (c) DESIGNATION OF OPTIONS. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of an Option, such Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

                  (d) INCENTIVE STOCK OPTION SHARE LIMITATION. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) in excess of that required by current law in any one calendar year.

                  (e) RIGHTS AS A STOCKHOLDER. A Participant or a transferee of an Option pursuant to Section 7.4 shall have no rights as a stockholder with respect to the shares of Common Stock covered by an Option until that Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant or transferee shall have become the holder of record of any shares covered by such Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 7.7.

         6.2. INTENTIONALLY LEFT BLANK.

         6.3. TERMS OF STOCK OPTIONS.

                  (a) CONDITIONS ON EXERCISE. An Award Agreement with respect to Options may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant and subject to this Article VI.

                  (b) DURATION OF OPTIONS. Options shall terminate after the first to occur of the following events:

                           (i) Expiration of the Option as provided in the
related Award Agreement; or

                           (ii) Termination of the Award as provided in Section
6.3(e), following the applicable Participant's Termination of Employment; or

                           (iii) In the case of an Incentive Stock Option, ten
year from the Date of Grant; or

                  (c) ACCELERATION OF EXERCISE TIME. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the related Award Agreement.

                  (d) EXTENSION OF EXERCISE TIME. In addition to the extensions permitted under Section 6.3(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of any Option after its expiration date described in Section 6.3(e), subject, however, to the limitations described in Sections 6.3(b)(i),
(iii) and (iv).

                  (e) EXERCISE OF OPTIONS UPON TERMINATION OF EMPLOYMENT.

                           (i) TERMINATION OF VESTED OPTIONS UPON TERMINATION OF
EMPLOYMENT.

                                    (a) TERMINATION. In the event of Termination
of Employment of a Participant other than by reason of death, disability or Retirement, the right of the Participant to exercise any Option shall terminate unless exercised within a period of three months from the date on which the Employee ceased to be so employed, unless the exercise period is extended by the Committee in accordance with Section 6.3(d).

                                    (b) DISABILITY OR RETIREMENT. In the event
of a Participant's Termination of Employment by reason of disability or Retirement, the right of the Participant to exercise any Option which he or she was entitled to exercise upon Termination of Employment (or which became exercisable at a later date pursuant to Section 6.3(e)(ii) shall terminate one year after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.3(d). In no event, however, may any Option be exercised later than the date of expiration of the Option determined pursuant to Section 6.3(b)(i), (iii) or (iv).

                                    (c) DEATH. In the event of the death of a
Participant while employed by the Company or a Subsidiary or within any additional period of time from the date of the Participant's Termination of Employment and prior to the expiration of any Option as provided pursuant to
Section 6.3(e)(i)(B) or Section 6.3(d) above, to the extent the right to exercise the Option was accrued as of the date of such Termination of Employment and had not expired during such additional period, the right of the Participant's Beneficiary to exercise the Option shall terminate one year after the date of the Participant's death (but in no event more than one year from the date of the Participant's Termination of Employment by reason of disability or Retirement), unless the exercise period is extended by the Committee in accordance with Section 6.3(d). In no event, however, may any Option be exercised later than the date of expiration of the Option determined pursuant to
Section 6.3(b)(i), (iii) or (iv).

                           (ii) TERMINATION OF UNVESTED OPTIONS UPON TERMINATION
OF EMPLOYMENT. Subject to Section 6.3(c), to the extent the right to exercise an Option, or any portion thereof, has not accrued as of the date of Termination of Employment, such right shall expire at the date of such Termination of Employment. Notwithstanding the foregoing, the Committee, in its sole discretion and under such terms as it deems appropriate, may permit, for a Participant who terminates employment by reason of Retirement and who will continue to render significant services to the Company or one of its Subsidiaries after his or her Termination of Employment, the continued vesting of his or her Options during the period in which that individual continues to render such services.

         6.4. EXERCISE PROCEDURES. Each Option granted under the Plan shall be exercised by written notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement at or before the close of business on the expiration date of the Award. The Purchase Price of shares purchased upon exercise of an option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; PROVIDED, HOWEVER, that the Committee may (but shall not be required to) permit payment to be made by delivery to the Company of either (a) shares of Common Stock (which may include shares issuable in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate) or (b) any combination of cash and Common Stock or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by a Participant, shares of Common Stock may be issued directly to the Participant's broker or dealer upon receipt of an irrevocable written notice of exercise from the Participant). In the event that any shares of Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of shares of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any shares of Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

         6.5. CHANGE IN CONTROL. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. The provisions of this Section 6.5 shall not be applicable to any Options granted to a Participant if any Change in Control results from such Participant's beneficial ownership (within the meaning of Rule l3d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

                                  ARTICLE VII.

              TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

         7.1. PLAN PROVISIONS CONTROL AWARD TERMS. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan the terms of which are contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 7.3 and
Section 7.7, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder.

         7.2. AWARD AGREEMENT. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant shall have received and acknowledged notice of the Award authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

         7.3. MODIFICATION OF AWARD AFTER GRANT. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of that Award) after its Date of Grant except by express written agreement between the Company and such Participant, provided that any such change (a) may not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

         7.4. LIMITATION ON TRANSFER. A Participant's rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of a Participant, only the Participant personally (or the Participant's personal representative) may exercise rights under the Plan. The Participant's Beneficiary may exercise the Participant's rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant or to trusts or partnerships for such family members, and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

         7.5. TAXES. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant's Award or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

                  (a) The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, the Fair Market Value of which is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of withholding such shares and paying cash.

                  (b) The Committee shall have the discretion as to any Award to cause the Company to pay to tax authorities for the benefit of the applicable Participant, or to reimburse such Participant for, the individual taxes which are due on the grant, exercise or vesting of any Award or the lapse of any restriction on any Award (whether by reason of such Participant's filing of an election under Section 83(b) of the Code or otherwise), including, but not limited to, Federal income tax, state income tax, local income tax and excise tax under Section 4999 of the Code, as well as for any such taxes as may be imposed upon such tax payment or reimbursement.

                  (c) In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

         7.6. SURRENDER OF AWARDS. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Participant approve.

         7.7 ADJUSTMENTS TO REFLECT CAPITAL CHANGES.

                  (a) RECAPITALIZATION. The number and kind of shares subject to outstanding Awards, the Purchase Price, the number and kind of shares available for Awards subsequently granted under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan; provided however that this Section 7.7(a) is intended to apply only after a reverse-split on a basis of 1:2.5, intended to be effective in March 2003. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

                  (b) MERGER. After any Merger in which the Company is the surviving corporation, each Participant shall, at no additional cost, be entitled upon any exercise of an Option or receipt of any other Award to receive (subject to any required action by stockholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award prior to such Merger, the number and class of shares or other securities to which such Participant would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, such Participant had been the holder of record of a number of shares of Common Stock equal to the number of shares of Common Stock receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above. In the event of a Merger in which the Company is not the surviving corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the "Acquiring Corporation"), will either assume the Company's rights and obligations under outstanding Award Agreements or substitute awards in respect of the Acquiring Corporation's stock for outstanding Awards, provided, however, that if the Acquiring Corporation does not assume or substitute for such outstanding Awards, the Board shall provide prior to the Merger that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such merger or consolidation, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this
Section 7.7(b) shall be conditioned upon the consummation of the Merger. Any Options which are neither assumed by the Acquiring Corporation not exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger.

                  (c) OPTIONS TO PURCHASE SHARES OR STOCK OF ACQUIRED COMPANIES. After any merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the merger whose shares of stock subject to the old options may no longer be issued following the merger. The manner of application of the foregoing provisions to such options and any appropriate adjustments shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

         7.8 NO RIGHT TO EMPLOYMENT. No employee or other person shall have any claim of right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its Subsidiaries.

         7.9. AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

         7.10. GOVERNING LAW. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Nevada and construed in accordance therewith.

         7.11. NO STRICT CONSTRUCTION. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

         7.12. CAPTIONS. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

         7.13. SEVERABILITY. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan, such Award and every other Award at any time granted under the Plan shall remain in full force and effect.

         7.14. AMENDMENT AND TERMINATION.

                  (a) AMENDMENT. The Board shall have complete power and authority to amend the Plan at any time without the authorization or approval of the Company's stockholders, unless the amendment (i) materially increases the benefits accruing to Participants under the Plan, (ii) materially increases the aggregate number of securities that may be issued under the Plan or (iii) materially modifies the requirements as to eligibility for participation in the Plan, but in each case only to the extent then required by the Code or applicable law, or deemed necessary or advisable by the Board. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award.

                  (b) TERMINATION. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not been terminated.

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